UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

CARDIOVASCULAR SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CARDIOVASCULAR SYSTEMS, INC.

651 Campus Drive

St. Paul, Minnesota 55112

Telephone: 877-CSI-0360

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 31, 2012

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Cardiovascular Systems, Inc. (the “Company”) on Wednesday, October 31, 2012, at 10:00 a.m. (Central Time) at the Company’s offices, located at 651 Campus Drive, St. Paul, Minnesota 55112, for the following purposes:

1. To elect as Class I directors to hold office until the fiscal 2015 Annual Meeting of Stockholders, the following three nominees recommended by the Board of Directors: Edward Brown, Augustine Lawlor and Scott Bartos.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending June 30, 2013.

3. To approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers.

4. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the Annual Meeting is September 4, 2012. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

Sincerely,

David L. Martin

President, Chief Executive Officer and Director

St. Paul, Minnesota

September 19, 2012

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote your shares. You may vote over the telephone or the Internet as instructed in this proxy statement. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided. Any stockholder attending the meeting may vote in person, even if you already returned a proxy card or voting instruction card or voted by proxy over the telephone or the Internet. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON OCTOBER 31, 2012:

The Proxy Statement and Fiscal 2012 Annual Report to Stockholders are

available at http://www.csi360proxy.com

CARDIOVASCULAR SYSTEMS, INC.

651 Campus Drive

St. Paul, Minnesota 55112

Telephone: 877-CSI-0360

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 31, 2012

INFORMATION CONCERNING SOLICITATION AND VOTING

The Board of Directors of Cardiovascular Systems, Inc. (the “Company”) is soliciting your proxy to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s offices, located at 651 Campus Drive, St. Paul, Minnesota 55112, on Wednesday, October 31, 2012, at 10:00 a.m. (Central Time), including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card if you received paper copies of the proxy materials, or follow the instructions below to submit your proxy over the telephone or the Internet.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our beneficial owners and stockholders of record access to our proxy materials over the Internet. Beneficial owners are stockholders whose shares are held in the name of a broker, bank or other agent (i.e., in “street name”). Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about September 19, 2012 to our beneficial owners and stockholders of record who owned our common stock at the close of business on September 4, 2012. Beneficial owners and stockholders of record will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice. Beneficial owners and stockholders of record who have previously requested to receive paper copies of our proxy materials will receive paper copies of the proxy materials instead of a Notice.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why did I receive in the mail a Notice of Internet Availability of Proxy Materials this year instead of a full set of proxy materials?

We are pleased to take advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we have sent to our beneficial owners and stockholders of record a Notice of Internet Availability of Proxy Materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. Our stockholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A stockholder’s election to receive proxy materials by mail or electronically by email will remain in effect until the stockholder terminates its election.

Why did I receive a full set of proxy materials in the mail instead of a Notice of Internet Availability of Proxy Materials?

We are providing paper copies of the proxy materials instead of a Notice to beneficial owners or stockholders of record who have previously requested to receive paper copies of our proxy materials. If you are a beneficial owner or stockholder of record who received a paper copy of the proxy materials, and you would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet.

You can choose to receive our future proxy materials electronically by visiting http://www.proxyvote.com. Your choice to receive proxy materials electronically will remain in effect until you instruct us otherwise by following the instructions contained in your Notice and visiting http://www.proxyvote.com, sending an electronic mail message to sendmaterial@proxyvote.com, or calling 1-800-579-1639.

The SEC has enacted rules that permit us to make available to stockholders electronic versions of the proxy materials even if the stockholder has not previously elected to receive the materials in this manner. We have chosen this option in connection with the Annual Meeting with respect to both our beneficial owners and stockholders of record.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on September 4, 2012 will be entitled to vote at the Annual Meeting. On the record date, there were 20,439,908 shares of common stock of the Company outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on September 4, 2012, your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote your shares by completing, signing, dating and mailing your proxy card in the envelope provided, if you received paper copies of the proxy materials, or vote by proxy over the telephone or the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on September 4, 2012, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting; however, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•

Election of the following three nominees recommended by the Board of Directors to be Class I directors and to hold office until the fiscal 2015 Annual Meeting of Stockholders: Edward Brown, Augustine Lawlor and Scott Bartos.

•	Ratification of the selection by the Audit Committee of the Company’s Board of Directors of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending June 30, 2013.

•	Approval, on an advisory basis, of the compensation paid to the Company’s Named Executive Officers.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2013, you may vote “For” or “Against” or abstain from voting. For the advisory vote on Named Executive Officer compensation, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card (if you received paper copies of the proxy materials), vote by proxy over the telephone, or vote by proxy over the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive. If you would like directions to our offices, please call 877-CSI-0360.

•

If you received paper copies of the proxy materials, to vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. Please have available the 12-Digit Control Number from the enclosed proxy card, if you received one, or from your Notice. Your vote must be received by 11:59 p.m. Eastern Time (10:59 p.m. Central Time) on October 30, 2012, to be counted.

•

To vote over the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. Please have available the 12-Digit Control Number from the enclosed proxy card, if you received one, or from your Notice. Your vote must be received by 11:59 p.m. Eastern Time (10:59 p.m. Central Time) on October 30, 2012, to be counted.

We are providing Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you may have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is submitted to your broker or bank. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of September 4, 2012. There is no cumulative voting for election of directors.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the nominees for director, “For” the ratification of the selection of PricewaterhouseCooopers LLP as the Company’s independent auditors for the fiscal year ending June 30, 2013, and “For” the advisory vote on Named Executive Officer compensation. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. Our directors and employees may solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Are proxy materials available on the Internet?

This proxy statement and our fiscal 2012 Annual Report to Stockholders are available at http://www.csi360proxy.com.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•	You may submit another properly completed proxy card with a later date.

•	You may submit a new vote by telephone or Internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 651 Campus Drive, St. Paul, Minnesota 55112.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” votes and broker non-votes for director elections; “For” and “Against” votes and abstentions for auditor selection ratification; “For” and “Against” votes and abstentions and broker non-votes for the advisory vote on Named Executive Officer compensation.

Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is currently considered a routine matter. The election of directors and advisory vote on Named Executive Officer compensation are currently considered non-routine matters under the rules of the New York Stock Exchange.

How many votes are needed to approve each proposal?

•

For Proposal 1, the election of Class I directors, who are elected by a plurality, the three nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•

To be approved, Proposal 2, ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending June 30, 2013, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

•

Proposal 3, regarding Named Executive Officer compensation, is an advisory vote, which means that the vote is not binding on the Company, our Board of Directors or the Human Resources and Compensation Committee of the Board of Directors. To the extent there is any significant vote against our Named Executive Officer compensation as disclosed in this proxy statement, the Human Resources and Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 20,439,908 shares outstanding and entitled to vote. Thus, the holders of 10,219,955 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy, or the chairman of the meeting, may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K, which we will file within three business days of the meeting.

When are stockholder proposals due for the Fiscal 2013 Annual Meeting?

Any appropriate proposal submitted by a stockholder and intended to be presented at the fiscal 2013 Annual Meeting must be submitted in writing to our Secretary at 651 Campus Drive, St. Paul, Minnesota 55112, and received no later than May 22, 2013, to be includable in the Company’s proxy statement and related proxy for the fiscal 2013 Annual Meeting. A stockholder proposal will need to comply with the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Although our Board of Directors will consider stockholder proposals, we reserve the right to omit from our proxy statement, or to vote against, stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8. Additionally, pursuant to the advance notice provisions of the Company’s Bylaws, as authorized by applicable state law, in order for stockholders to present director nominations or other business at the fiscal 2013 Annual Meeting, a stockholder’s notice of such nomination or other business must be received by our Secretary at the same address no earlier than the close of business on July 3, 2013, and no later than the close of business on August 2, 2013, and must be in a form that complies with the requirements set forth in the Company’s Bylaws. You are advised to review the Company’s Bylaws for these requirements.

EXPLANATORY NOTE

We were incorporated as Replidyne, Inc. in Delaware in 2000. On February 25, 2009, Replidyne, Inc. (“Replidyne”) completed its business combination with Cardiovascular Systems, Inc., a Minnesota corporation (“CSI-MN”), in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of November 3, 2008, by and among Replidyne, Responder Merger Sub, Inc., a wholly-owned subsidiary of Replidyne (“Merger Sub”), and CSI-MN (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub merged with and into CSI-MN, with CSI-MN continuing after the merger as the surviving corporation and a wholly-owned subsidiary of Replidyne. At the effective time of the merger, Replidyne changed its name to Cardiovascular Systems, Inc. (“CSI”) and CSI-MN changed its name to CSI Minnesota, Inc. Following the merger of Merger Sub with CSI-MN, CSI-MN merged with and into CSI, with CSI continuing after the merger as the surviving corporation. These transactions are referred to herein as the “merger.” Immediately following the effective time of the merger, former CSI-MN stockholders owned approximately 80.2% of the outstanding common stock of CSI, and Replidyne stockholders owned approximately 19.8% of the outstanding common stock of CSI. Unless the context otherwise requires or as otherwise stated herein, all references herein to the “Company,” “CSI,” “we,” “us” and “our” refer to CSI-MN prior to the completion of the merger and to CSI following the completion of the merger and the name change, and all references to “Replidyne” refer to Replidyne prior to the completion of the merger and the name change.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes, with each class serving staggered three-year terms. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The term of office of the Class I directors expires at the Annual Meeting. The Governance/Nominating Committee recommended to the Board, and the Board has set the number of Class I directors at three and has nominated Edward Brown, Augustine Lawlor and Scott Bartos for election at the Annual Meeting. Messrs. Brown and Lawlor have been members of CSI’s Board of Directors since 2009, and Mr. Bartos has never been a member of the Company’s Board of Directors. If elected at the Annual Meeting, each of these nominees would serve until the fiscal 2015 annual meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors at the annual meeting at which a quorum is present. The three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. If no contrary indication is made, shares represented by executed proxies will be voted “For” the election of the three nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board of Directors. Each nominee has agreed to serve as a director if elected, and we have no reason to believe that any nominee will be unable to serve.

The following is a brief biography for each nominee for Class I director and each person whose term of office as a Class II or Class III director will continue after the Annual Meeting.

Name	Age(1)	Position
Class I Director Nominees:
Edward Brown(2)(3)	49	Director
Augustine Lawlor(4)	56	Director
Scott Bartos	49	Director Nominee
Class II Directors:
Brent G. Blackey(4)	53	Director
John H. Friedman(3)	59	Director
Leslie L. Trigg(2)(3)	41	Director
Class III Directors:
David L. Martin	48	President, Chief Executive Officer and Director
Glen D. Nelson, M.D.(2)(4)	75	Chairman

(1) As of the date of this proxy statement.

(2) Member of the Governance/Nominating Committee.

(3) Member of the Human Resources and Compensation Committee.

(4) Member of the Audit Committee.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE FISCAL 2015 ANNUAL MEETING

Edward Brown.    Mr. Brown has been a member of CSI’s Board of Directors since February 2009. Mr. Brown was a member of Replidyne’s Board of Directors from May 2007 to February 2009. Mr. Brown currently serves as a Partner at Health Evolution Partners. Mr. Brown was previously a Managing Director at TPG Growth from 2007 to 2009 and a Managing Director and co-founder of HealthCare Investment Partners, a private equity fund focused on healthcare investments, from 2004 to 2007. Before HealthCare Investment Partners, Mr. Brown was a Managing Director in the healthcare group of Credit Suisse Group where he led the firm’s West Coast healthcare effort and was one of the senior partners responsible for the firm’s global life sciences practice. Mr. Brown previously served on the public company boards of Angiotech Pharmaceuticals Inc., from January 2007 to June 2011, Oculus Innovative Sciences, Inc., from September 2005 to June 2008, and Replidyne, Inc., from May 2007 to February 2009. We believe that Mr. Brown’s leadership experience with investment firms and his service as a board member of public and private healthcare companies enable him to bring valuable insight and knowledge to our Board.

Augustine Lawlor.    Mr. Lawlor has been a member of CSI’s Board of Directors since February 2009. He was a member of Replidyne’s Board of Directors from March 2002 to February 2009. Mr. Lawlor is the Managing Partner of HealthCare Ventures LLC, where he was a Managing Director from 2000 to 2007. Mr. Lawlor was previously Chief Operating Officer of LeukoSite, Inc. and has also served as a management consultant with KPMG Peat Marwick. Mr. Lawlor is a member of the board of directors of Human Genome Sciences, Inc., a publicly-held company. Mr. Lawlor previously served on the board of directors of Replidyne, Inc., a publicly-held company, from March 2002 to February 2009. We believe that Mr. Lawlor’s leadership experience in an investment firm and his senior management experience and operating background in public and private companies, as well as his service as a board member of public companies, enable him to bring valuable insight and knowledge to our Board.

Scott Bartos.    Mr. Bartos was recommended to our Governance/Nominating Committee for nomination to the Board by a non-management director of our Board. Mr. Bartos is currently an advisor to EDG Partners, LLC and is a director of Diabetes America, each since 2012. Since 2011, Mr. Bartos has been Chairman of the Board of Home Dialysis Plus. From July 2009 to December 2011, Mr. Bartos was President and CEO and a director of LaVie Care Centers. From December 2008 to July 2009, Mr. Bartos was an Executive in Residence at Warburg

Pincus LLC. Mr. Bartos was Division President from 2000 to 2004 and COO–East from 2004 to 2005 for Gambro Healthcare Inc. Mr. Bartos previously was the founder, President, CEO and a director of Endoscopy Specialists Inc. We believe that Mr. Bartos’s experience in business design, strategic planning, new product and service innovation, sales and marketing, and mergers and acquisitions with large, medium and small businesses in both the public and private company settings will allow him to make valuable contributions to our Board.

DIRECTORS CONTINUING IN OFFICE UNTIL THE FISCAL 2014 ANNUAL MEETING

Glen D. Nelson, M.D.    Dr. Nelson has been a member of CSI’s Board of Directors since 2003 and CSI’s Chairman since August 2007. Since 2002, Dr. Nelson has been Chairman of GDN Holdings, LLC, a private investment company of which he is the sole owner. Dr. Nelson was a member of the board of directors of Medtronic, Inc. from 1980 until 2002. Dr. Nelson joined Medtronic as Executive Vice President in 1986, and he was elected Vice Chairman in 1988, a position held until his retirement in 2002. Before joining Medtronic, Dr. Nelson practiced surgery from 1969 to 1986. Dr. Nelson was Chairman of the Board and Chief Executive Officer of American MedCenters, Inc. from 1984 to 1986. Dr. Nelson also was Chairman, President and Chief Executive Officer of the Park Nicollet Medical Center, a large multi-specialty group practice in Minneapolis, Minnesota, from 1975 to 1986. Dr. Nelson serves as a director for nine private companies (Anhese, LLC, Arstasis, Inc., Carlson Holdings, Inc., Guided Delivery Systems, Inc., Inspire Medical Systems, LLC, InterValue, Inc., MyMeds, Inc., NxThera, and RedBrick Health). Dr. Nelson has previously served in the past five years on the board of directors of The Travelers Companies, Inc., DexCom, Inc. and Angiotech Pharmaceuticals, Inc., all of which were publicly-held companies when Dr. Nelson was on their boards. We believe that Dr. Nelson’s extensive experience in medicine and the medical device industry and previous positions of leadership and service as a board member of several companies provide invaluable contributions to our Board.

David L. Martin.    Mr. Martin has been CSI’s President and Chief Executive Officer since February 2007, and a director since August 2006. Mr. Martin also served as CSI’s Interim Chief Financial Officer from January 2008 to April 2008. Prior to joining CSI, Mr. Martin was Chief Operating Officer of FoxHollow Technologies, Inc. from January 2004 to February 2006, Executive Vice President of Sales and Marketing of FoxHollow Technologies, Inc. from January 2003 to January 2004, Vice President of Global Sales and International Operations at CardioVention Inc. from October 2001 to May 2002, Vice President of Global Sales for RITA Medical Systems, Inc. from March 2000 to October 2001 and Director of U.S. Sales, Cardiac Surgery for Guidant Corporation from September 1999 to March 2000. Mr. Martin has also held sales and sales management positions for The Procter & Gamble Company and Boston Scientific Corporation. Among other attributes, skills and qualifications, we believe Mr. Martin is uniquely qualified to serve as a director because, as the Company’s President and Chief Executive Officer, he is the person most familiar with the Company’s business and industry and most capable of effectively identifying strategic priorities and leading the execution of strategy.

DIRECTORS CONTINUING IN OFFICE UNTIL THE FISCAL 2013 ANNUAL MEETING

Brent G. Blackey.    Mr. Blackey has been a member of CSI’s Board of Directors since 2007. Since 2004, Mr. Blackey has served as the President and Chief Operating Officer for Holiday Companies. Between 2002 and 2004, Mr. Blackey was a Senior Partner at the accounting firm of Ernst & Young LLP. Prior to 2002, Mr. Blackey served most recently as a Senior Partner at the accounting firm of Arthur Andersen LLP. Since April 2006, Mr. Blackey has served on the board of directors of Datalink Corporation, a publicly-held company. Mr. Blackey also serves on the Board of Overseers for the University of Minnesota, Carlson School of Management. We believe that Mr. Blackey’s accounting background, experience as an executive officer and his service as a board member of a public company are strong endorsements for membership on our Board and invaluable to his role as our audit committee financial expert and Chairman of the Audit Committee.

John H. Friedman.    Mr. Friedman has been a member of CSI’s Board of Directors since 2006. Mr. Friedman is the Managing Partner of the Easton Capital Investment Group, a private equity firm. Prior to founding Easton Capital, Mr. Friedman was the founder and Managing General Partner of Security Pacific

Capital Investors, a $200 million private equity fund geared towards expansion financings and recapitalizations, from 1989 to 1992. Prior to founding Security Pacific, Mr. Friedman served in various positions with E.M. Warburg, Pincus & Co., Inc. from 1981 to 1989, the last of which was Managing Director. Mr. Friedman has also served as a Managing Director of Atrium Capital Corp., an investment firm. Mr. Friedman currently serves on the board of directors of Trellis Bioscience, LLC, Promedior, Inc., Experimed Bioscience, Inc., Ventralfix, Inc., Within3, TigerText, Precise Light, and iTherX Inc., all of which are privately-held companies. Mr. Friedman has previously served in the past five years on the board of directors of Renovis, Inc., Comverse Technology, Inc., and YM Biosciences Inc., all of which were publicly-held companies when Mr. Friedman was on their boards. We believe that Mr. Friedman’s extensive leadership experience with investment firms and service as a director of several companies make him a valued member of our Board.

Leslie L. Trigg.    Ms. Trigg has been a member of CSI’s Board of Directors since 2010. Ms. Trigg currently serves as an Executive in Residence for Warburg Pincus. From 2010 to 2012, Ms. Trigg served as Executive Vice President, Marketing and Commercial Strategy for Lutonix, a medical device company in the drug-coated balloon space. Prior to that, Ms. Trigg held the positions of Chief Business Officer and Sr. Vice President, Sales & Marketing of AccessClosure, Inc. between September 2006 and June 2009. Before joining AccessClosure, Ms. Trigg was the Vice President, Marketing for FoxHollow Technologies, Inc. from March 2003 to August 2006, Business Unit Director at Cytyc Corporation from November 2001 to September 2002, and Director, Market Development at Pro-Duct Health, Inc. from July 2000 to November 2001. Ms. Trigg has also held marketing positions for Guidant Corporation. We believe that Ms. Trigg’s experience as an executive officer of several public and private companies in the medical device industry make her a valued member of our Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company’s counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, nominee, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board of Directors, following the determination of the Governance/Nominating Committee, has affirmatively determined that the following directors and nominees are independent within the meaning of the applicable Nasdaq listing standards: Messrs. Blackey, Brown, Friedman, Bartos and Lawlor, Ms. Trigg and Dr. Nelson. In making this determination, the Board of Directors found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Martin, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

BOARD LEADERSHIP STRUCTURE

We have separate individuals serving as Chairman of the Board and as President and Chief Executive Officer because we believe independent directors and management have different perspectives and roles in strategy development. The President and CEO is responsible for setting the strategic direction of the Company and managing the day-to-day leadership and performance of the Company, while the Chairman provides guidance to the President and CEO, sets the agenda for meetings of the Board and presides over meetings of the full Board. We believe this structure promotes active participation of the independent directors and strengthens the role of the Board in fulfilling its oversight responsibility and fiduciary duties to our stockholders while recognizing the day-to-day management direction of the Company by the President and CEO.

OVERSIGHT OF RISK MANAGEMENT

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each, and the Board receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks. The Human Resources and Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. While the Human Resources and Compensation Committee addresses risk by setting compensation within the range of what the Company can manage and what is competitive, the Human Resources and Compensation Committee did not formally undertake a “risk assessment.” The Audit Committee oversees our internal controls and regularly assesses financial and accounting processes and risks. The Governance/Nominating Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks and has overall risk management oversight responsibility.

CODE OF ETHICS AND BUSINESS CONDUCT

The Company has adopted the Cardiovascular Systems, Inc. Code of Ethics and Business Conduct that applies to all officers, directors and employees, which was last amended on February 6, 2012. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business. The Code of Ethics and Business Conduct, as amended, is available on our website at http://www.csi360.com in the “Investors” section. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Ethics and Business Conduct by posting such information on our website at the web address and location specified above.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may communicate directly with the Board of Directors. All communications should be directed to the Company’s Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors, and the Company’s Secretary will forward the communications to all specified directors. If no director is specified, the communication will be forwarded to the entire Board. Stockholder communications to the Board should be sent to:

Cardiovascular Systems, Inc. Board of Directors, Attention: Secretary, 651 Campus Drive St. Paul, MN 55112.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS OF STOCKHOLDERS

Directors’ attendance at annual meetings of our stockholders can provide stockholders with an opportunity to communicate with directors about issues affecting the Company. We encourage, but do not require, our directors and nominees for director to attend annual meetings of stockholders. All of our directors attended our last annual meeting of stockholders on October 25, 2011.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met five times during the fiscal year ended June 30, 2012. All directors attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees on which they served and which were held during the period for which they were directors or committee members. In addition, the directors often communicate informally to discuss the affairs of the Company and, when appropriate, take formal action by written consent, in accordance with the Company’s charter and bylaws and Delaware law.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

During the fiscal year ended June 30, 2012, the Board of Directors maintained three standing committees: the Audit Committee, the Human Resources and Compensation Committee and the Governance/Nominating Committee. The following table provides current committee membership, and meeting information for fiscal 2012 for each of the committees of the Board of Directors in existence through June 30, 2012:

Name	Audit		Human Resources and Compensation		Governance/ Nominating
Brent G. Blackey	X	*
Edward Brown			X		X	*
John H. Friedman			X	*
Augustine Lawlor	X
David L. Martin
Glen D. Nelson, M.D.	X				X
Leslie Trigg			X		X

Total meetings in fiscal 2012	7		5		4

*	Committee Chairperson

Below is a description of each committee of the Board of Directors as such committees are presently constituted. The Board of Directors has determined that each current member of each committee meets the applicable SEC and Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The Audit Committee of the Board of Directors is composed of Brent G. Blackey, Chair, Glen D. Nelson, M.D. and Augustine Lawlor. The Board of Directors has adopted an Audit Committee Charter, which was last amended on April 18, 2012 and is available on our website at http://www.csi360.com in the “Investors” section. The functions of this Audit Committee include, among other things:

•	serving as an independent and objective party to monitor the Company’s financial reporting process and internal control system;

•

coordinating, reviewing and appraising the audit efforts of the Company’s independent auditors and management and, to the extent the Company has an internal auditing or similar department or persons performing the functions of such department (“internal auditing department” or “internal auditors”), the internal auditing department; and

•

communicating directly with the independent auditors, the financial and senior management, the internal auditing department, and the Board of Directors regarding the matters related to the committee’s responsibilities and duties.

Our independent registered public accounting firm, outside legal counsel and management periodically meet privately with our Audit Committee.

Each Audit Committee member is a non-employee director of our Board. The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all current members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards and Rule 10A-3(b)(1) under the Exchange Act).

Audit Committee Financial Expert

The Board has determined that Mr. Blackey is the “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K, as amended. As noted above, Mr. Blackey is independent within the meaning of Nasdaq’s listing standards. A description of Mr. Blackey’s experience is set forth above under “Directors Continuing in Office Until the Fiscal 2013 Annual Meeting.” The designation of Mr. Blackey as the audit committee financial expert does not impose on Mr. Blackey any duties, obligations or liability that are greater than the duties, obligations and liability imposed on Mr. Blackey as a member of the Audit Committee and the Board of Directors in the absence of such designation or identification.

Report of the Audit Committee of the Board of Directors

In accordance with its written charter, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1) reviewed and discussed the audited financial statements with management and the independent auditors;

(2) discussed with the independent auditors the material required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, with and without management present; and

(3) received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountant the independent accountant’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, as filed with the Securities and Exchange Commission.

Brent G. Blackey, Chair

Glen D. Nelson, M.D.

Augustine Lawlor

Human Resources and Compensation Committee

Our Human Resources and Compensation Committee (the “Compensation Committee”) consists of three directors: Mr. Friedman, as the chairperson, Mr. Brown and Ms. Trigg. All members of the Company’s Compensation Committee were appointed by the Board of Directors, and consist entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act, and “independent,” as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards.

The Board of Directors has adopted a Human Resources and Compensation Committee Charter, which was last amended on September 5, 2012, and is available on our website at http://www.csi360.com in the “Investors” section. The functions of the Compensation Committee include, among other things:

•	setting annual base compensation and approving incentive compensation for all of our executive officers;

•

reviewing corporate goals and objectives relevant to CEO compensation, the CEO’s performance in light of those goals and objectives, and recommending to the independent directors of the Board the CEO’s compensation;

•

administering the Company’s stock option plans, restricted stock plan, and incentive compensation plans for our executive officers, including the delegation of routine or ministerial activities to management;

•

reviewing and approving employment agreements and severance agreements for our executive officers, except for the CEO, which is subject to input from the Board when appropriate, including change in control provisions, plans or agreements;

•	reviewing director compensation and recommending appropriate adjustments for submission for approval to the Board;

•

reviewing the Company’s processes to recruit, retain and develop management resources, including its executive personnel appraisal, development and selection processes, with a focus on the Company’s commitment to diversity;

•

reviewing and discussing with management the Compensation Discussion and Analysis and other executive compensation-related disclosures required by the SEC to be included in the Company’s annual Form 10-K and annual proxy statement and recommending to the Board whether the Compensation Discussion and Analysis should be included in the Company’s annual Form 10-K and annual proxy statement; and

•	overseeing the preparation and authorizing the filing of the Human Resources and Compensation Committee Report required to be included in the annual proxy statement.

In fiscal 2012, the Compensation Committee retained Lyons, Benenson & Company Inc. (“LB&Co.”), a third-party compensation consulting firm, to help the Compensation Committee determine competitive compensation levels for our executive officers, including base salary, incentive compensation, stock options and restricted stock awards. LB&Co. generated a report which contained a compensation survey of the most comparable publicly held medical device and pharmaceutical companies. LB&Co. performs no other work for the Company and receives no payment other than for its work on behalf of the Compensation Committee.

Our Chief Executive Officer may not be present during any Compensation Committee voting or deliberations with respect to his compensation. Our Chief Executive Officer may, however, be present during any other voting or deliberations regarding compensation of our other executive officers, but may not vote on such items of business. In fiscal 2012, the Compensation Committee met without the Chief Executive Officer present to review and determine the compensation of the Chief Executive Officer, with input from him and the Compensation Committee’s third-party compensation consultant on his annual salary, equity award compensation and cash incentive compensation for the year. For all other executive officers in fiscal 2012, the Compensation Committee met with the Chief Executive Officer to consider and determine executive compensation, based on recommendations by the Chief Executive Officer and the Compensation Committee’s third-party compensation consultant.

Compensation Committee Interlocks and Insider Participation

As indicated above, the Compensation Committee consists of Messrs. Friedman and Brown and Ms. Trigg. No member of the Compensation Committee has ever been an executive officer or employee of ours. None of our officers currently serves, or has served during the last completed year, on the Compensation Committee or the Board of Directors of any other entity that has one or more officers serving as a member of the Board of Directors or the Compensation Committee.

Governance/Nominating Committee

Our Governance/Nominating Committee consists of three directors: Mr. Brown, as the chairperson, and Dr. Nelson and Ms. Trigg. All members of the Company’s Governance/Nominating Committee are “outside directors” for purposes of Section 162(m) of the Code, “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act, and “independent,” as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards.

The Board of Directors has adopted a Governance/Nominating Committee Charter, which was last amended on February 25, 2009, and is available on our website at http://www.csi360.com in the “Investors” section. The functions of the Governance/Nominating Committee include, among other things:

•	developing, reviewing and revising as appropriate, for adoption by the Board, the Principles of Corporate Governance by which the Company and the Board shall be governed;

•

developing, reviewing and revising as appropriate, for adoption by the Board, the codes of ethical conduct and legal compliance by which the Company and its directors, officers, employees and agents will be governed;

•

developing and recommending to the Board policies and processes designed to provide for effective and efficient governance, including but not limited to: policies for evaluation of the Board and the chairperson; the director nomination process, including Board membership criteria, minimum qualifications for directors, and stockholder nomination of directors; stockholder-director communications; stockholder communication regarding stockholder proposals; director attendance at annual meetings; and succession planning for the Chief Executive Officer, the Board chairperson and other Board leaders;

•

annually reviewing the composition of the Board against a matrix of skills and characteristics focused on the governance and business needs and requirements of the Company, and reporting to the Board regarding suggested changes in Board composition which will guide the committee in the selection, recruitment and recommendation of directors;

•	meeting as necessary to consider the nomination and screening of Board member candidates and evaluating the performance of the Board and its members; and

•	overseeing organization, membership and evaluation of Board committees and committee members, and making appropriate recommendations to the Board with respect to such matters.

The Governance/Nominating Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Governance/Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Governance/Nominating Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. The Governance/Nominating Committee does not have a formal diversity policy and does not follow any ratio or formula with respect to diversity in order to determine the appropriate composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Governance/Nominating Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Governance/Nominating Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Governance/Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Governance/Nominating Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee by majority vote.

The Governance/Nominating Committee will consider director candidates recommended by stockholders. The Governance/Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. To nominate a director for the fiscal 2013 Annual Meeting, stockholders must submit such nomination in writing to our Secretary at 651 Campus Drive, St. Paul, Minnesota 55112 not later than the close of business on August 2, 2013, nor earlier than the close of business on July 3, 2013; provided, however, that in the event that the date of the fiscal 2013 annual meeting changes more than 30 days from October 31, 2013, the written proposal must be delivered not earlier than the close of business on the 120th day prior to the date of the fiscal 2013 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the fiscal 2013 Annual Meeting or the 10th day following the day on which public announcement of the date of the fiscal 2013 Annual Meeting is first made by the Company. You are advised to review the Company’s Bylaws for requirements relating to director nominees.

VOTE REQUIRED

The Board recommends that you vote “FOR” each of the nominees to the Board set forth in this Proposal 1. Under applicable Delaware law, the election of each nominee requires the affirmative vote by a plurality of the voting power of the shares present and entitled to vote on the election of directors at the Annual Meeting at which a quorum is present.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending June 30, 2013, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP also served as the Company’s independent auditors for the fiscal year ended June 30, 2012. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors. However, the Audit Committee of the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

In connection with the audit of the fiscal 2012 financial statements, the Company entered into an engagement agreement with PricewaterhouseCoopers LLP which sets forth the terms by which PricewaterhouseCoopers LLP will perform audit services for the Company.

The following table represents aggregate fees billed to the Company for the fiscal years ended June 30, 2012, and June 30, 2011, by PricewaterhouseCoopers LLP, the Company’s principal accountant. All fees described below were approved by the Audit Committee.

	2012	2011
Audit Fees(1)	$335,424	$374,300
Audit-Related Fees	—	—
Tax Fees(2)	—	—
All Other Fees(3)	1,800	1,800

	$337,224	$376,100

(1)	Audit Fees were principally for services rendered for the audit and/or review of our consolidated financial statements. Also includes fees for services rendered in connection with the filing of registration statements and other documents with the SEC, the issuance of accountant consents and comfort letters and assistance in responding to SEC comment letters.
(2)	Tax Fees consist of fees billed in the indicated year for professional services performed by PricewaterhouseCoopers LLP with respect to tax compliance, tax advice and tax planning.

(3) All Other Fees consist of fees billed in the indicated year for other permissible work performed by PricewaterhouseCoopers LLP that is not included within the above category descriptions.

PRE-APPROVAL POLICIES AND PROCEDURES

Pursuant to its written charter, the Audit Committee is required to pre-approve the audit and non-audit services performed by our independent auditors. The Audit Committee may not approve non-audit services prohibited by applicable regulations of the Securities and Exchange Commission if such services are to be provided contemporaneously while serving as independent auditors. The Audit Committee has delegated authority to the Chairman of the Audit Committee to approve the commencement of permissible non-audit related services to be performed by the independent auditors and the fees payable for such services, provided that the full Audit Committee subsequently ratifies and approves all such services. The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

VOTE REQUIRED

The Board recommends that you vote “FOR” the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2013. Ratification of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of compensation awarded to each of the following executive officers (the “Named Executive Officers”) for fiscal 2012:

•David L. Martin	President and Chief Executive Officer

•Laurence L. Betterley	Chief Financial Officer

•Robert J. Thatcher	Executive Vice President

•James E. Flaherty	Chief Administrative Officer and Secretary

•Kevin J. Kenny	Executive Vice President of Sales and Marketing

Executive Summary

For the fiscal 2012 full year, revenues increased to $82.5 million, up five percent from the prior fiscal year. This increase was primarily attributable to a $3.7 million, or 5.4%, increase in sales of PAD Systems, our primary products, during the year ended June 30, 2012 compared to the year ended June 30, 2011. In addition, we achieved a number of operational milestones:

•	The successful conversion of customers to the next-generation Stealth 360° electric-drive orbital atherectomy system without burdening the Company with returns of old inventory.

•	Achieving enrollment of 328 cumulative patients in our ORBIT II trial evaluating the safety and effectiveness of our orbital technology in treating severely calcified coronary arteries.

•

Unconditional approval from the FDA to implement use of the new electric coronary device (similar to Stealth 360° technology used in PAD and customized specifically for the coronary application) in the ORBIT II trial.

•

Raising approximately $15 million of net proceeds in a public offering of common stock and increasing debt outstanding to $17 million, resulting in a cash and cash equivalent balance of $35.5 million at fiscal year end.

•	Completing staffing and organizational changes to strengthen the sales and marketing team.

We are committed to attracting, hiring and retaining an experienced management team that can successfully manufacture and sell our existing medical devices and develop new products. The Human Resources and Compensation Committee (the “Compensation Committee”) believes that the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and which aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Compensation Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. Accordingly, the Compensation Committee believes executive compensation packages that we provide to our executives should include both cash and stock-based compensation that reward performance as measured against established goals.

2011 Say on Pay Results

At our Annual Meeting held October 25, 2011, our stockholders had the opportunity to cast a non-binding advisory vote on the compensation of the Named Executive Officers. More than 94% of the shares voted at the meeting approved the Named Executive Officers’ compensation. The Compensation Committee welcomed this feedback and intends to continue its practice of linking Company performance with executive compensation decisions.

We also asked stockholders to select the frequency with which to hold future advisory votes on the compensation of the Named Executive Officers. More than 61% of the shares voted at the meeting selected an annual vote. We have determined to hold annual advisory votes on the compensation of the Named Executive Officers.

Overview of Compensation and Process

The Compensation Committee has worked with management and with Lyons, Benenson & Company Inc. (“LB&Co.”), a third-party compensation consulting firm, to design the current executive compensation programs, following the belief that compensation should reflect the value created for the stockholders while furthering the company’s strategic goals. In doing so, we instituted our compensation programs to achieve the following goals:

•	align the interests of management with those of stockholders;

•	provide fair and competitive compensation;

•	integrate compensation with our business plans;

•	reward both business and individual performance; and

•	attract and retain key executives that are critical to our success.

These objectives emphasize pay for performance by providing an incentive opportunity for at or above average performance. The compensation package for each executive officer is comprised of three elements: (i) base salary that reflects individual performance and is designed primarily to be competitive with salary levels in the industry; (ii) bonus payments contingent upon specific corporate and “management by objective” goals; and (iii) long-term stock-based incentive awards that strengthen the mutuality of interests between the executive officers and our stockholders. There is no pre-established formula or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

Our Compensation Committee, in consultation with LB&Co., administers the Company’s compensation program for the Named Executive Officers. LB&Co. prepared a report (“Report”) which contained a compensation survey of the most comparable publicly held medical device and pharmaceutical companies, which consisted of the following companies (the “Compensation Peer Group”):

ABIOMED, Inc.	Emisphere Technologies, Inc.	Natus Medical Incorporated
ArthroCare Corporation	Geron Corporation	Spectranetics Corporation
CardioNet, Inc.	Hansen Medical, Inc.	TranS1 Inc.
Conceptus, Inc.	Insulet Corporation	Vascular Solutions, Inc.
Cytokinetics, Incorporated	Lexicon Pharmaceuticals, Inc.	Volcano Corporation

LB&Co. submitted the Report to the Compensation Committee for review and the Compensation Committee used it to assist in determining base salaries for 2012, determining incentive compensation under the Fiscal 2012 Executive Officer Bonus Plan, and reviewing previously granted equity awards and recommendations for future awards.

In making compensation decisions, the Compensation Committee compares certain elements of total compensation against the companies in the Compensation Peer Group. The Compensation Committee reviews the compensation paid to executives in the Compensation Peer Group and performance evaluations presented by management in determining the appropriate aggregate and individual compensation levels for the performance year. In conducting its review, the Compensation Committee considers quantitative performance results of the Company and the overall need of the Company to attract, retain and motivate the executive team.

Base Salaries

Base salary is an important element of our executive compensation program as it provides executives with a competitive fixed, non-contingent earnings stream to support annual living and other expenses. As a component of total compensation, we generally set base salaries at levels believed to attract and retain an experienced management team that will successfully grow our business and create stockholder value. Base salaries also reward individual performance and contributions to our overall business objectives, but seek to do so in a manner that does not detract from the executives’ incentive to realize additional compensation through our performance-based compensation programs, stock options and restricted stock awards.

The Compensation Committee reviews the Chief Executive Officer’s salary annually at the end of each fiscal year. The Compensation Committee may recommend adjustments to the Chief Executive Officer’s base salary based upon the Compensation Committee’s review of his current base salary, incentive cash compensation and equity-based compensation, as well as his performance and comparative market data. The Compensation Committee reviews other executives’ salaries throughout the year, with input from the Chief Executive Officer. The Compensation Committee may recommend adjustments to other executives’ base salary based upon the Chief Executive Officer’s recommendation and the reviewed executive’s responsibilities, experience and performance, as well as comparative market data.

In utilizing comparative data, the Compensation Committee seeks to recommend salaries for each executive at a level that is appropriate after giving consideration to experience for the relevant position and the executive’s performance. The Compensation Committee reviews performance for both our company (based upon achievement of strategic initiatives) and each individual executive. Based upon these factors, the Compensation Committee may recommend adjustments to base salaries to better align individual compensation with comparative market compensation, to provide merit-based increases based upon individual or company achievement, or to account for changes in roles and responsibilities.

For fiscal 2012, the Named Executive Officers received base salary increases ranging from 5% to 10% (excluding Kevin J. Kenny, who joined the Company in May 2011). The Compensation Committee approved the following base salaries for each of the Named Executive Officers for the fiscal years ended 2012 and 2011:

Name	2012 Base Salary	2011 Base Salary	Percentage Increase
David L. Martin	$467,500	$425,000	10%
Laurence L. Betterley	$305,800	$278,000	10%
Robert J. Thatcher	$288,750	$275,000	5%
James E. Flaherty	$273,000	$260,000	5%
Kevin J. Kenny(1)	$275,000	$275,000	0%

(1)	Mr. Kenny joined the Company in May 2011 and received a pro-rata portion of his base salary for fiscal 2011.

Annual Incentive Bonus

The Compensation Committee structures the Company’s annual incentive bonus program to reward its Named Executive Officers based on the Company’s fiscal year performance. Each year, after the Company’s annual financial planning process, the Compensation Committee and the Board of Directors establish the financial objectives that need to be achieved by the Company for the Named Executive Officers to earn the portion of the target bonus that relates to financial objectives. These financial objectives vary from year to year, depending on the Company’s business goals. For fiscal 2012, the Compensation Committee established the goals to provide an incentive to achieve significant revenue growth over fiscal 2011 and adjusted EBITDA goals. The revenue target was set to pay out 100% of the revenue portion of the target bonus amount if revenue grew 15% from the prior year, with lesser bonuses if revenue growth was less than 15% and greater bonuses if the revenue growth was greater than 15%. The annual cash incentive plan for fiscal 2012 was adopted in the second quarter of fiscal 2012, due to uncertainties regarding the timing of planned financing events and the effect of limited resources on our financial plan.

Each Named Executive Officer has a target bonus that is a fixed percentage of his or her salary. In fiscal 2012, target bonus levels as a percentage of base salary were 75% for the President and Chief Executive Officer and 50% for the other Named Executive Officers.

As in fiscal 2011, receipt of cash incentive compensation for fiscal 2012 was based on the Company’s achievement of revenue and adjusted EBITDA financial goals. Adjusted EBITDA is defined as EBITDA with stock compensation added back into the calculation. Target bonus amounts were split evenly between these two goals. The fiscal 2012 revenue goal ranged from $38.1 million for the first six months and $83.0 million for the full year (payout at 50% of the revenue portion of target bonus) to $42.1 million for the first six months and $100.0 million for the full year (payout at 175% of the revenue portion of target bonus), with 100% of the revenue portion payout at $39.8 million for the first six months and $90.6 million for the full year. The adjusted EBITDA target ranged from $(3.4 million) for the first six months and $(2.0 million) for the full year (payout at 50% of the adjusted EBITDA portion of target bonus) to $(1.4 million) for the first six months and $4.5 million for the full year (payout at 175% of the adjusted EBITDA portion of target bonus), with 100% of the adjusted EBITDA portion payout at $(2.4 million) for the first six months and $1.3 million for the full year. In the event of extraordinary revenue or adjusted EBITDA performance above the goals set by the Board, the participants could receive incentive payments greater than 175% of their targets for the revenue or adjusted EBITDA goal based upon a formula established by the Board, with no maximum payout set under the plan. The plan criteria are the same for all of the executive officers. The plan also provided “management by objective” (MBO) targets related to certain predetermined clinical trial enrollment and average devices sold per account milestones for the first six months and last six months of fiscal 2012. Achievement of the MBO targets could result in additional cash bonuses to executive officers for each target achieved of 3.75% of their semi-annual base salaries for each of the periods. In addition, the Compensation Committee had discretion under the plan to award a discretionary bonus of up to 20% of each Named Executive Officer’s base salary under the plan, and a 25% discretionary bonus in the event of a profitable quarter during fiscal 2012.

For the first six months of fiscal 2012, the Company met the performance threshold revenue goal of $38.1 million (achieving six-month revenues of $38.4 million), and the MBO target for clinical trial enrollment was met. The performance threshold related to adjusted EBITDA and the MBO target related to sales milestones were not met. The achievement of the goals resulted in an award of 29.4% (for performance) and 3.75% (for MBO) of each Named Executive Officer’s semi-annual base salary for the six-month period. For the full year of fiscal 2012, the Company did not achieve either its revenue or its adjusted EBITDA goals, and thus no payout was earned for the financial performance objectives. The Company also did not meet either MBO target for the last six months of fiscal 2012. Despite the failure to meet the financial or MBO objectives under the plan, the Compensation Committee believed that the Named Executive Officers and the Company had achieved important operational milestones in fiscal 2012, including (i) the successful conversion of customers to the next-generation Stealth 360° electric-drive orbital atherectomy system, (ii) achieving enrollment of 328 cumulative patients in our ORBIT II trial, (iii) unconditional approval from the FDA for our Stealth 360° system to be included in our ORBIT II trial, (iv) raising approximately $15 million of net proceeds in a public offering of common stock and increasing debt outstanding to $17 million, and (v) completing staffing and organizational changes to strengthen the sales and marketing team. In view of these achievements, the Compensation Committee exercised its discretion to award a bonus of 20% of the target bonus under the plan to each Named Executive Officer, which amount was less than the maximum discretionary award permitted under the plan of 20% of the base salary of each Named Executive Officer.

In addition to the above, Mr. Kenny’s employment agreement provides that he is eligible to receive target variable incentive compensation on a quarterly basis of $75,000. Of this amount, $50,000 is a commission based on quarterly revenue and related goals established by the CEO, and $25,000 is based on quarterly MBO goals determined by the CEO and Mr. Kenny. For fiscal 2012, the commission-based goals were based on quarterly target revenue goals ranging from $21.0 million to $24.1 million. The MBO targets related to Stealth 360° penetration in certain accounts and sales productivity for the Company’s district sales managers, among others. Mr. Kenny is eligible to receive quarterly variable compensation below or above target amounts based on performance against such goals. In the event of performance above the goals set for Mr. Kenny, Mr. Kenny would receive payments greater than the target amounts, with no maximum amount set under the plan.

For fiscal 2012, Mr. Kenny achieved 92.1% of the amount to which he was eligible to receive, based on achievement of the quarterly commission-based goals, as follows: 83.6% achievement for the first quarter; 81.8% achievement for the second quarter; 101.0% achievement for the third quarter; and 101.8% achievement for the fourth quarter. Mr. Kenny also achieved 91.7% of the MBO amount that he was eligible to receive based on achievement of MBO targets.

Bonus amounts based on performance and MBO-based incentives of Named Executive Officers (and including quarterly variable incentive compensation plan amounts for Mr. Kenny) for 2012 versus 2011 were as follows:

	2012			2011
	Total $ Incentive Compensation (1)		As a % of Base Salary	Total $ Incentive Compensation	As a % of Base Salary
David L. Martin	$60,236		12.9%	$348,403	82.0%
Laurence L. Betterley	$28,179		9.2%	153,669	55.3%
Robert J. Thatcher	$26,608		9.2%	152,010	55.3%
James E. Flaherty	$25,157		9.2%	143,780	55.3%
Kevin J. Kenny	$301,129	(2)	109.5%	N/A	N/A

(1)	In addition to the incentive compensation amounts, the Compensation Committee exercised its discretion to award a bonus of 20% of the target bonus under the plan to each Named Executive Officer. Discretionary bonuses were awarded in the following amounts: Mr. Martin - $70,125; Mr. Betterley - $30,580; Mr. Thatcher - $28,875; Mr. Flaherty - $27,300; and Mr. Kenny - $27,500.
(2)	The amount for Mr. Kenny includes $25,341 paid under our cash incentive plan for fiscal 2012 and $275,788 paid under the quarterly variable incentive compensation plan for Mr. Kenny.

Long-Term Incentives

We provide long-term incentives to the Named Executive Officers through the grant of restricted stock. Under our 2007 Equity Incentive Plan, we may make grants of restricted stock awards, stock options, restricted stock units, performance share awards, performance unit awards and stock appreciation rights to officers and other employees. We adopted this plan to give us flexibility in the types of awards that we could grant to our executive officers and other employees. For the foreseeable future, we plan to continue using restricted stock as our principal equity incentive vehicle for our executive officers, as restricted stock is less dilutive than stock options. We believe that restricted stock has been effective in retaining and motivating our executive officers. While the vesting of our restricted stock grants has been time-based, we are shifting to the use of performance-based vesting for at least a portion of the restricted stock grants beginning with the 2013 fiscal year. The general policy of the Company is to grant restricted stock to executives at the first Board of Directors meeting of the fiscal year, with the effective date of the grant being the third business day following the Company’s fiscal year-end earnings release. The number of shares granted is based on a formula that sets an incentive compensation amount as a percentage of base salary for each executive officer, divided by the closing price of our common stock on the third business day following the Company’s fiscal year-end earnings release.

The 2007 Equity Incentive Plan includes a renewal provision that allows for the number of shares reserved for the plan to be increased on the first day of each fiscal year beginning July 1, 2008, and ending July 1, 2017, by the lesser of (i) 970,500 shares, (ii) 5% of the outstanding common shares on such date, or (iii) a lesser amount determined by the Board. Although in past years the Board has increased the number of shares available for grant by the maximum amount allowable under the 2007 Plan’s renewal provision, effective on July 1, 2012 the Board limited the increase to 450,000 shares, which was only 2.2% of the outstanding common shares on such date.

In fiscal 2012, the Compensation Committee reviewed and recommended to the Board of Directors for approval restricted stock awards to the Named Executive Officers. On August 4, 2011 the Board of Directors approved an aggregate dollar amount for restricted stock awards for each Named Executive Officer, which awards were granted in the following share amounts based on the grant date closing price of our common stock on August 8, 2011:

Name	2012 Restricted Stock Award (# of Shares)
David L. Martin	67,242
Laurence L. Betterley	32,988
Robert J. Thatcher	15,574
James E. Flaherty	23,560
Kevin J. Kenny(1)	14,833

(1)	Mr. Kenny also received an additional restricted stock award of 25,000 shares on October 25, 2011 pursuant to his employment agreement.

Forfeiture restrictions on each restricted stock award lapse 1/3 at each one-year anniversary of the date of the grant. The restricted stock award is further conditioned on continued employment with the Company. In the event that an executive officer’s employment is terminated for any reason (other than change of control), including death or disability, prior to restrictions lapsing, all of the executive officer’s rights to all of the shares subject to forfeiture are immediately and irrevocably forfeited.

Although we do not have any detailed stock retention or ownership guidelines, the Board and Compensation Committee generally encourage our executives to have a financial stake in our company in order to align the interests of our stockholders and management, and view our equity incentive awards as a means of furthering this goal. We will continue to evaluate whether to implement a stock ownership policy for our executive officers and directors.

Limited Perquisites; Other Benefits

It is generally our policy not to extend significant perquisites to our executives beyond the benefits that are available to our employees generally, such as our 401(k) plan and health, dental and life insurance benefits. We have given a car allowance to one executive officer as well as moving allowances for executive officers who have relocated. We also pay our Chief Executive Officer’s commuting expenses from his home state to our headquarters in Minnesota and his housing, automobile and related expenses in Minnesota. We offered these perquisites to our Chief Executive Officer as part of a package of compensation sufficient to induce him to join the Company.

Compensation Consultant

In fiscal 2012, the Compensation Committee retained LB&Co., a third-party compensation consulting firm, to determine competitive compensation levels for our executive officers, including base salary, incentive compensation, stock options and restricted stock awards. LB&Co. reports exclusively to the Compensation Committee.

Termination or Change of Control Plans and Agreements

Stock Options and Other Equity Awards

The majority of our equity incentive agreements provide that in the event of a change of control (defined in such agreements as, among other events, the sale by us of substantially all of our assets, or a merger, exchange or change in the composition of a majority of the Board), the vesting of all equity grants will accelerate. Options become immediately exercisable and our restricted stock becomes vested as of the effective date of the change of control.

Employment Agreements

Under the terms of the employment agreements with Messrs. Martin, Betterley and Kenny, we will pay such officers an amount equal to 12 months of each officer’s then current base salary and 12 months of our share of health insurance costs if the officer is terminated by us without cause, or if the officer terminates his employment for good reason, as defined in the agreement. “Good reason” is generally defined as the assignment of job responsibilities to the officer that are not comparable in status or responsibility to those job responsibilities set forth in the agreement, a reduction in the officer’s base salary without his consent, or our failure to provide the officer the benefits promised under his employment agreement. As a condition to receiving his severance benefits, each officer is required to execute a release of claims agreement in favor of us. In the event of termination without cause, Messrs. Martin and Betterley would receive the severance benefits to which they are entitled under the Executive Officer Severance Plan described below rather than under their respective employment agreements, as that Plan provides severance benefits in excess of those provided under their respective employment agreements.

We agreed to the payment of severance benefits in the employment agreements with Messrs. Martin, Betterley and Kenny because they each requested these severance benefits, and we believed it was necessary to provide such benefits in order to obtain the agreements with them. We believe that other medical device manufacturers provide substantially similar severance benefits to their senior officers and that providing severance benefits to our Chief Executive Officer, Chief Financial Officer, and Executive Vice President of Sales and Marketing is therefore consistent with market practices. We believe that such benefits are reasonable to protect the Chief Executive Officer, Chief Financial Officer and Executive Vice President of Sales and Marketing against the risk of having no compensation while they seek alternative employment following a termination of their employment with us.

Executive Officer Severance Plan

Effective June 28, 2010, we adopted the Cardiovascular Systems, Inc. Executive Officer Severance Plan (the “Severance Plan”). Each of our Named Executive Officers is covered by this Severance Plan. Under the Severance Plan, if we terminate an executive officer other than for cause, as defined in the plan, the executive will receive certain severance benefits during the severance period. The severance period is 18 months for the Chief Executive Officer, 15 months for the Chief Financial Officer, and 12 months for all other executive officers. For purposes of the Severance Plan, “cause” is generally defined as the executive’s (i) failure to perform his material duties; (ii) willful or deliberate misconduct; (iii) false or materially misleading representation made to the Board; or (iv) commission of any felony. The severance benefits generally consist of the continued payment of (i) the executive’s then-current base salary; and (ii) our share of the costs of the executive’s coverage under our medical, dental, and life insurance plans. As a condition to receiving these severance benefits, the executive is required to execute a release of claims agreement in favor of us. The executive is not entitled to severance benefits if his termination is due to death or disability; if the executive is on military leave, sick leave, or another bona fide leave of absence generally not exceeding six months; or if the executive continues to provide services to us in excess of 20% of the average level of services he performed over the immediately preceding 36-month period.

The Severance Plan does not affect any other rights our executives may have to severance benefits in their employment agreements. However, an executive will be eligible for severance benefits under the Severance Plan only to the extent the severance is not duplicative of the benefits received by the executive under his employment agreement. The executive will receive benefits under his employment agreement first, and then will be eligible for severance benefits under the Severance Plan; provided, however, that the combined benefit will not exceed the maximum benefit available under the Severance Plan.

Although we have the right to amend or terminate the Severance Plan, we may not do so in any manner that diminishes the severance benefits (i) within 12 months of a change of control (the sale by us of substantially all of our assets and the consequent discontinuance of our business; a merger, exchange, liquidation or certain acquisitions; certain changes in the composition of the Board; or a definitive agreement relating to any of these); (ii) if such amendment or termination was requested by a party other than the Board, that had previously taken other steps reasonably calculated to result in a change of control and that ultimately resulted in a change of control; or (iii) if such amendment or termination arose in connection with or in anticipation of a change of control that ultimately occurs.

Compliance with Internal Revenue Code Section 162(m)

As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended, we will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any one year. This limitation will apply to all compensation paid to the Named Executive Officers that is not considered to be performance-based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation.

Section 162(m) did not affect the deductibility of compensation paid to our Named Executive Officers in fiscal 2012 and is not anticipated to materially affect the deductibility of such compensation expected to be paid. The Compensation Committee will continue to monitor this matter and may propose additional changes to the executive compensation program if the Compensation Committee determines it to be warranted and in line with our compensation objectives.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Human Resources and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

Human Resources and Compensation Committee of the Board of Directors:

John Friedman, Chairman

Edward Brown

Leslie Trigg

Summary Compensation Table for Fiscal 2012

The following table provides information regarding the compensation earned during the fiscal years ended June 30, 2012, June 30, 2011 and June 30, 2010 by each of the Named Executive Officers for each year in which each was a Named Executive Officer.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock awards ($)(2)	Option awards ($)(2)	Nonequity incentive plan compensation ($)(3)	All other compensation ($)	Total ($)
David L. Martin	2012	484,009	70,125	935,000	—	60,236	85,757	1,635,127
President and Chief Executive Officer(4)	2011	424,095	—	690,626	—	348,403	71,437	1,534,561
	2010	395,000	—	972,935	335,910	221,719	97,527	2,023,091
Laurence L. Betterley	2012	316,599	30,580	458,698	—	28,179	—	834,056
Chief Financial Officer(5)	2011	277,542	—	289,119	—	153,669	—	720,330
Robert J. Thatcher	2012	299,380	28,875	216,556	—	26,608	—	571,419
Executive Vice President	2011	274,634	—	232,374	—	152,010	—	659,018
	2010	262,163	—	353,202	45,355	98,230	—	758,950
James E. Flaherty	2012	283,050	27,300	327,602	—	25,157	—	663,109
Chief Administrative Officer and Secretary(6)	2011	259,546	—	219,701	—	143,719	—	622,966
	2010	244,336	—	262,257	21,723	91,550	—	619,867
Kevin J. Kenny	2012	285,577	27,500	553,878	—	301,129	7,800	1,175,884
Executive Vice President of Sales and Marketing(7)

(1)	Represents a discretionary bonus of 20% of each Named Executive Officer’s target bonus amount under our cash incentive plan for fiscal 2012.

(2)	The value of stock awards and options in this table represent the fair value of such awards granted or modified during the fiscal year, as computed in accordance with FASB ASC 718 (formerly FAS 123(R)). The assumptions used to determine the valuation of the awards are discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Note 7 to our consolidated financial statements, each included in the Company’s Annual Report on Form 10-K for the 2012 fiscal year, filed with the Securities and Exchange Commission on September 10, 2012.

(3)	The amount under “Non-Equity Incentive Plan Compensation” consists of incentive compensation paid to each Named Executive Officer for company performance through June 30, 2012 under our cash incentive plan for fiscal 2012. The amount for Mr. Kenny includes $25,341 paid under our cash incentive plan for fiscal 2012 and $275,788 paid under the quarterly variable incentive compensation plan for Mr. Kenny.

(4)	The amounts under “All Other Compensation” for Mr. Martin for fiscal 2012 consist of payments for housing, furniture rental, cleaning and related expenses of $51,980 and car and transportation expenses of $33,777.

(5)	Mr. Betterley was not a Named Executive Officer in fiscal 2010.

(6)	Mr. Flaherty was not a Named Executive Officer in fiscal 2011.

(7)	Mr. Kenny was not a Named Executive Officer in fiscal 2010 or fiscal 2011.

Grants of Plan-Based Awards for Fiscal 2012

The following table sets forth certain information regarding grants of plan-based awards during the fiscal year ended June 30, 2012.

Name	Type of Grant		Grant date	Estimated future payouts under non-equity incentive plan awards			All other stock awards: Number of shares of stock or units (#)	Grant date fair value of stock and option awards ($)
				Threshold ($)	Target ($)	Maximum ($)(3)
David L. Martin	Performance	(1)	N/A	175,313	350,625	613,594
	MBO	(2)	N/A	—	35,063	35,063
	RSA	(8)	8/8/11				67,242	935,336
Laurence L. Betterley	Performance	(1)	N/A	76,450	152,900	267,575
	MBO	(2)	N/A	—	22,935	22,935
	RSA	(8)	8/8/11				32,988	458,863
Robert J. Thatcher	Performance	(1)	N/A	72,188	144,375	252,656
	MBO	(2)	N/A	—	21,656	21,656
	RSA	(8)	8/8/11				15,574	216,634
James E. Flaherty	Performance	(1)	N/A	68,250	136,500	238,875
	MBO	(2)	N/A	—	20,475	20,475
	RSA	(8)	8/8/11				23,560	327,720
Kevin J. Kenny	Performance	(1)	N/A	68,750	137,500	240,625
	MBO	(2)	N/A	—	20,625	20,625
	QVICP-CB	(4)	N/A	(5)	200,000	(5)
	QVICP-MBO	(6)	N/A	(7)	100,000	(7)
	RSA	(8)	8/8/11				14,833	206,327
	RSA	(8)	10/25/11				25,000	200,000

(1)	Performance bonus based on the Company’s achievement of revenue and adjusted EBITDA financial goals. Adjusted EBITDA is defined as EBITDA with stock compensation added back into the calculation. Target bonus amounts are weighted evenly between these two goals.

(2)	The Bonus Plan also provides “management by objective” (MBO) targets related to certain predetermined clinical trial and sales (specifically, average devices sold per account) milestones for the first six months and last six months of fiscal 2012. Achievement of the MBO targets could result in additional cash bonuses to executive officers for each target achieved of 3.75% of their semi-annual base salaries for each of the periods.

(3)	For performance based awards, in the event of extraordinary revenue or adjusted EBITDA performance above the goals set by the Board, the participants could receive incentive payments greater than 175% of their targets based on extrapolation of the bonus-to-performance ratio set forth in the Bonus Plan, with no maximum payout set under the Bonus Plans.

(4)	Quarterly Variable Incentive Compensation Plan–Commission Based (QVICP-CB) goals relate to quarterly achievement of certain revenue and related goals established by the CEO.

(5)	In the event of performance less than or greater than the QVICP-CB performance goals, Mr. Kenny would receive payments less than or greater than target amounts. There is no threshold goal or cap on maximum amounts under the plan.

(6)	Quarterly Variable Incentive Compensation Plan–MBO (QVIP-MBO) goals relate to quarterly achievement of certain MBO goals determined by the CEO and Mr. Kenny.

(7)	In the event of performance less than or greater than the QVICP-MBO performance goals, Mr. Kenny would receive payments less than or greater than target amounts. There is no threshold goal or cap on maximum amounts under the plan.

(8)	Represents restricted stock awards (RSAs) granted pursuant to the Company’s 2007 Equity Incentive Plan.
(4)
(4)	Quar
(4)

Employment Agreements of the Named Executive Officers

David L. Martin

We entered into an employment agreement with Mr. Martin on December 19, 2006. The agreement provided for an initial base salary of $370,000 and provided that the Board would review and increase or decrease such base salary annually beginning in 2008. The agreement also provides for certain perquisites and for employee benefits as generally available to Company employees and that Mr. Martin is eligible to receive medical and life insurance coverage available under plans adopted for the benefit of Company senior executives, to the extent the Company adopts such plans. The agreement is terminable by either party at any time, for any or no reason, provided that Mr. Martin must give 30 days’ written notice of termination to the Company. Under the terms of the agreement, we will pay Mr. Martin an amount equal to 12 months of his then current base salary and 12 months of our share of health insurance costs if he is terminated by us without cause, or if Mr. Martin terminates his employment for good reason, as defined in the agreement. In the event of termination without cause, Mr. Martin would receive the severance benefits to which he is entitled under the Executive Officer Severance Plan described above rather than under his employment agreement, as that Plan provides severance benefits in excess of those provided under his employment agreement. As a condition to receiving his severance benefits, Mr. Martin is required to execute a release of claims agreement in favor of us. The agreement also contains confidentiality, noncompetition, nonsolicitation and assignment of inventions provisions.

Laurence L. Betterley

We entered into an employment agreement with Mr. Betterley on April 7, 2008. The agreement provided for an initial base salary of $225,000 and provided that Mr. Betterley would be eligible for a performance and salary review beginning approximately one year after the entry into the agreement. The agreement also provides for Mr. Betterley’s participation in the annual management bonus plan and for employee benefits as generally available to Company employees. The agreement is terminable by either party at any time for any reason. Under the terms of the agreement, we will pay Mr. Betterley an amount equal to 12 months of his then current base salary and 12 months of our share of health insurance costs if he is terminated by us without cause, or if Mr. Betterley terminates his employment for good reason, as defined in the agreement. In the event of termination without cause, Mr. Betterley would receive the severance benefits to which he is entitled under the Executive Officer Severance Plan described above rather than under his employment agreement, as that Plan provides severance benefits in excess of those provided under his employment agreement. As a condition to receiving his severance benefits, Mr. Betterley is required to execute a release of claims agreement in favor of us. The agreement also contains confidentiality, noncompetition and assignment of inventions provisions.

Kevin J. Kenny

We entered into an employment agreement with Mr. Kenny on April 15, 2011. The agreement provided for an initial base salary of $275,000 and provided that Mr. Kenney would be eligible for a performance and salary review beginning approximately one year after the entry into the agreement. The agreement also provides for quarterly variable compensation of $75,000 ($50,000 of which is commission-based and $25,000 of which is based on certain MBOs) and annual variable compensation of 50% of base salary, with objectives approved by the Board. The agreement also provides for an initial restricted stock grant of 50,000 shares, a restricted stock grant of 25,000 shares after six months of employment, and an annual restricted stock grant equal to 65% of base salary as approved by the Board. The agreement also provides for certain perquisites and for employee benefits as generally available to Company employees. The agreement is terminable by either party at any time for any reason. Under the terms of the agreement, we will pay Mr. Kenny an amount equal to 12 months of his then current base salary and 12 months of our share of health insurance costs if he is terminated by us without cause, or if Mr. Kenny terminates his employment for good reason, as defined in the agreement. As a condition to receiving his severance benefits, Mr. Kenny is required to execute a release of claims agreement in favor of us. The agreement also contains confidentiality, noncompetition and assignment of inventions provisions.

Outstanding Equity Awards at Fiscal Year-end for Fiscal 2012

The following table sets forth certain information regarding outstanding equity awards held by the Named Executive Officers as of June 30, 2012.

Name	Option Awards						Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price(1)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
David L. Martin(2)(3)	7/17/06 8/15/06 2/15/07 6/12/07 12/12/07 3/2/09 7/16/09 8/13/10 8/8/11	71,170 38,820 349,380 90,580 242,625 32,350 — — —	— — — — — — — — —	$ $ $ $ $ $ $ $ $	8.83 8.83 8.83 7.90 12.15 8.75 — — —	7/16/16 8/14/16 2/14/17 6/11/17 12/11/17 3/2/19 — — —	— — — — — — 19,137 100,091 67,242	$ $ $	— — — — — — 187,351 979,891 658,299

Laurence L. Betterley(2)(3)	3/2/09 7/16/09 8/13/10 8/8/11	14,234 — — —	— — — —	$ $ $ $	8.75 — — —	3/2/19 — — —	— 7,752 41,902 32,988	$ $ $	— 75,892 410,221 322,953

Robert J. Thatcher(2)(3)	10/17/05 12/19/06 4/18/07 8/7/07 12/12/07 3/2/09 7/16/09 8/13/10 8/8/11	64,700 7,764 29,762 22,645 32,350 11,646 — — —	— — — — — — — — —	$ $ $ $ $ $ $ $ $	12.37 8.83 8.83 7.90 12.15 8.75 — — —	10/16/15 12/18/16 4/17/17 8/6/17 12/11/17 3/2/19 — — —	— — — — — — 6,298 33,677 15,574	$ $ $	— — — — — — 61,657 329,698 152,470

James E. Flaherty (2)(3)	11/16/04 7/1/05 11/8/05 12/19/06 4/18/07 8/7/07 12/12/07 3/2/09 7/16/09 8/13/10 8/8/11	4,852 16,175 7,764 9,381 25,233 22,645 32,350 10,999 — — —	— — — — — — — — — — —	$ $ $ $ $ $ $ $ $ $ $	9.28 12.37 12.37 8.83 8.83 7.90 12.15 8.75 — — —	11/15/04 6/30/15 11/7/15 12/18/16 4/17/17 8/6/17 12/11/17 3/2/19 — — —	— — — — — — — — 5,870 31,841 23,560	$ $ $	— — — — — — — — 57,467 311,723 230,652

Kevin J. Kenny (3)	5/9/11 8/8/11 10/25/11	— — —	— — —	$ $ $	— — —	— — —	33,333 14,833 25,000	$ $ $	326,330 145,215 244,750

(1)	See Note 7 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, filed with the SEC on September 10, 2012, for a discussion of the methodology for determining the exercise price.

(2)	Certain of our stock option agreements provide that in the event of a change of control (as defined in the agreements), the vesting of all options will accelerate and the options will be immediately exercisable as of the effective date of the change of control.

(3)	Restricted stock awards vest at the rate of one-third per year starting on the first anniversary of the grant date. The market value of unvested shares outstanding at fiscal-year end reflects the closing price of $9.79 per share of the Company’s common stock on June 29, 2012, the last trading day of the Company’s fiscal year. Certain of our restricted stock award agreements provide that in the event of a change of control (as defined in the agreements) the awards will become immediately vested on the effective date of the change of control.

Option Exercises and Stock Vested for Fiscal 2012

The following table sets forth certain information regarding restricted stock award vesting during the fiscal year ended June 30, 2012. There were no option exercises by the Named Executive Officers during the fiscal year ended June 30, 2012.

Name	Stock awards
	Number of shares acquired on vesting (#)		Value realized on vesting ($)
David L. Martin	97,042	(1)	1,376,068
Laurence L. Betterley	28,702	(2)	405,092
Robert J. Thatcher	34,224	(3)	485,552
James E. Flaherty	28,232	(4)	399,912
Kevin J. Kenny	16,667	(5)	157,003

(1)	These shares were acquired by Mr. Martin upon the vesting of restricted stock granted to him under the 2007 Equity Incentive Plan. Of this total number of shares, 19,138 were attributable to restricted stock granted on July 16, 2009, 27,859 were attributable to restricted stock also granted on July 16, 2009, and 50,045 were attributable to restricted stock granted on August 13, 2010.

(2)	These shares were acquired by Mr. Betterley upon the vesting of restricted stock granted to him under the 2007 Equity Incentive Plan. Of this total number of shares, 7,752 were attributable to restricted stock granted on July 16, 2009 and 20,950 were attributable to restricted stock granted on August 13, 2010.

(3)	These shares were acquired by Mr. Thatcher upon the vesting of restricted stock granted to him under the 2007 Equity Incentive Plan. Of this total number of shares, 6,298 were attributable to restricted stock granted on July 16, 2009, 11,087 were attributable to restricted stock also granted on July 16, 2009, and 16,839 were attributable to restricted stock granted on August 13, 2010.

(4)	These shares were acquired by Mr. Flaherty upon the vesting of restricted stock granted to him under the 2007 Equity Incentive Plan. Of this total number of shares, 5,870 were attributable to restricted stock granted on July 16, 2009, 6,442 were attributable to restricted stock also granted on July 16, 2009, and 15,920 were attributable to restricted stock granted on August 13, 2010.

(5)	These shares were acquired by Mr. Kenny upon the vesting of restricted stock granted to him under the 2007 Equity Incentive Plan. All of the shares were attributable to restricted stock granted on May 9, 2011.

Potential Payments Upon Termination or Change in Control

As provided under “Termination or Change of Control Plans and Agreements,” many of the Company’s plans and agreements provide the Named Executive Officers with certain rights or the right to receive payments in the event of the termination of their employment or upon a change in control of the Company. The amounts payable to each of the Named Executive Officers, assuming that each individual’s employment had terminated and/or a change in control of the Company had occurred on June 30, 2012, under each scenario, are as follows:

Name	Change in Control(1)	Termination
		By Company Not for Cause(2)	By NEO for Good Reason(3)
David L. Martin	$1,825,541	$708,114	$472,076
Laurence L. Betterley	$809,066	$386,780	$309,412
Robert J. Thatcher	$543,825	$292,374	$292,374
James E. Flaherty	$599,842	$276,624	$276,624
Kevin Kenny	$716,295	$279,576	$279,576

(1)	Represents immediate vesting of restricted stock awards at the closing price of $9.79 per share of the Company’s common stock on June 29, 2012, the last trading day of the Company’s fiscal year.

(2)	Represents payments of base salary and health insurance costs pursuant to the Severance Plan (over a period of 18 months for Mr. Martin, 15 months for Mr. Betterley and 12 months for each other Named Executive Officer) and each respective Named Executive Officer’s employment agreement (to the extent not duplicative with the Severance Plan), if any.

(3)	Represents payment of 12 months base salary and health insurance costs pursuant to each respective Named Executive Officer’s employment agreement, if any.

DIRECTOR COMPENSATION

During the year ended June 30, 2012, each of our non-employee members of the Board received the following compensation:

•

Retainers of $40,000 for service as a Board member; $40,000 for service as Chairman of the Board; $20,000 for service as a chairman of a Board committee; $10,000 for service as a member of a Board committee; and $1,200 per Board or committee meeting attended in the event that more than 12 of such meetings are held during the period. Directors may irrevocably elect, in advance of each fiscal year, to receive these fees in cash, in common stock of the Company or a combination thereof, or in restricted stock units (“RSUs”). Each director electing to receive fees in RSUs shall at the time of such election also irrevocably select the date of settlement of the RSU. On the settlement date, RSUs may be settled, at the Company’s discretion, in cash or in shares of common stock or a combination thereof.

•

A RSU award with a value of $100,000 payable, in our discretion, in cash or in shares of our common stock. We provide for the RSU payment, whether paid in cash or shares of common stock, to be made (in a lump sum if paid in cash) within 30 days following the six-month anniversary of the termination of the director’s Board membership.

The non-employee members of the Board are also reimbursed for travel, lodging and other reasonable expenses incurred in attending Board or committee meetings.

Director Compensation Table for Fiscal 2012

The following table summarizes the compensation paid to each non-employee director in the fiscal year ended June 30, 2012.

Name	Fees Earned or Paid in Cash or Stock ($)	Stock Awards (1)(2) ($)	Option Awards (3) ($)	Total ($)
Brent G. Blackey	$60,000	$100,000	—	$160,000
Edward M. Brown	$70,000	$100,000	—	$170,000
John H. Friedman	$60,000	$100,000	—	$160,000
Geoffrey O. Hartzler, M.D.(4)	$60,000	$50,000	—	$110,000
Augustine Lawlor	$50,000	$100,000	—	$150,000
Glen D. Nelson, M.D.	$90,000	$100,000	—	$190,000
Leslie Trigg	$50,000	$100,000	—	$150,000

(1)	The value of stock awards in this table represent the fair value of such awards granted during the fiscal year, as computed in accordance with FASB ASC 718 (formerly FAS 123(R)). The assumptions used to determine the valuation of the awards are discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Note 7 to our consolidated financial statements, each included in the Company’s Annual Report on Form 10-K for the 2012 fiscal year, filed with the Securities and Exchange Commission on September 10, 2012.

(2)	The aggregate number of restricted stock units held by each of the directors and former directors listed in the table above as of June 30, 2012 was as follows: Mr. Blackey, 46,273 shares; Mr. Brown, 44,536 shares; Mr. Friedman, 46,273 shares; Dr. Hartzler, 46,273 shares; Mr. Lawlor, 44,536 shares; Dr. Nelson, 46,273 shares; and Ms. Trigg, 13,899 shares. All of these awards represent restricted stock units granted to such directors and former directors on March 2, 2009, July 16, 2009, August 13, 2010 and August 8, 2011, except for a grant of 6,707 restricted stock units to Ms. Trigg on January 18, 2011.

(3)	The aggregate number of shares subject to outstanding option awards held by each of the directors and former directors listed in the table above as of June 30, 2012, was as follows: Mr. Blackey, 45,290 shares; Mr. Friedman, 58,229 shares; Dr. Hartzler, 129,275 shares; Dr. Nelson, 48,524 shares; and Ms. Trigg, 6,470 shares. Messrs. Brown and Lawlor did not hold any shares subject to outstanding option awards on June 30, 2012.

(4)	Dr. Hartzler served on the Board until his passing on March 10, 2012.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act require that we provide our stockholders with the opportunity to vote on a nonbinding, advisory basis regarding the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. In accordance with the preference of our stockholders, as expressed in a non-binding advisory vote on the frequency of advisory votes on executive compensation at last year’s annual stockholder meeting, the Company has determined to hold annual advisory votes on the compensation of the Named Executive Officers.

We seek to closely align the interests of our Named Executive Officers with the interests of our stockholders. We designed our compensation program to reward our Named Executive Officers for their individual performance and contributions to our overall business objectives, and for achieving and surpassing the financial goals set by our Human Resources and Compensation Committee and our Board of Directors.

The vote on this resolution is not intended to address any specific element of compensation. Instead, the vote relates to the overall compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2012 Summary Compensation Table and the other related tables and disclosure.”

While the Board of Directors and especially the Human Resources and Compensation Committee intend to carefully consider the results of the voting on this proposal when making future decisions regarding executive compensation, the vote is not binding on the Company or the Board and is advisory in nature. To the extent there is any significant vote against the compensation of our Named Executive Officers in this Proposal 3, the Human Resources and Compensation Committee will evaluate what actions may be necessary to address our stockholders’ concerns.

VOTE REQUIRED

The Board recommends that you vote “FOR” the non-binding resolution regarding the compensation of our Named Executive Officers, as disclosed in this proxy statement.

TRANSACTIONS WITH RELATED PERSONS

Pursuant to its written charter, the Audit Committee has the responsibility to review and approve all transactions to which a related party and we may be a party prior to their implementation to assess whether such transactions meet applicable legal requirements. Since July 1, 2011, there were no related party transactions arising or existing requiring disclosure under applicable Nasdaq listing standards or SEC rules and regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of September 4, 2012, certain information regarding beneficial ownership of our common stock by:

•	Each person known to us to beneficially own 5% or more of our common stock;

•	Each executive officer named in the Summary Compensation Table on page 25 who in this proxy statement are collectively referred to as the “Named Executive Officers;”

•	Each of our directors (including nominees); and

•	All of our executive officers (as that term is defined under the rules and regulations of the SEC) and directors as a group.

We have determined beneficial ownership in accordance with Rule 13d-3 under the Exchange Act. Beneficial ownership generally means having sole or shared voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to the table, each stockholder named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite the stockholder’s name. We have based our calculation of the percentage of beneficial ownership on 20,439,908 shares of CSI common stock outstanding on September 4, 2012. Unless otherwise noted below, the address for each person or entity listed in the table is c/o Cardiovascular Systems, Inc., 651 Campus Drive, St. Paul, Minnesota 55112.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Shares Beneficially Owned
Named Executive Officers, Directors and Nominees
David L. Martin(1)	1,191,097	5.6%
Laurence L. Betterley(2)	214,143	1.0%
Robert J. Thatcher(3)	297,359	1.4%
James E. Flaherty(4)	275,135	1.3%
Kevin J. Kenny(5)	105,835	*
Brent G. Blackey(6)	99,935	*
Edward Brown(7)	134,051	*
John H. Friedman(8)	898,319	4.3%
Scott Bartos	—	*
Augustine Lawlor(9)	444,960	2.2%
Glen D. Nelson, M.D.(10)	1,381,473	6.5%
Leslie L. Trigg(11)	23,323	*
All Directors, Nominees and Executive Officers as a Group (13 individuals)(12)	5,232,343	22.7%
5% Stockholders
First Manhattan Co.(13)	1,699,846	8.3%
Discovery Group I, LLC(14)	2,027,658	9.9%

*	Less than 1% of the outstanding shares.

(1)	Includes 824,925 shares issuable upon the exercise of options exercisable within 60 days of September 4, 2012, and 204,044 shares of restricted stock that are subject to a risk of forfeiture. Also includes 4,200 shares held by minor children of the reporting person.

(2)	Includes 14,234 shares issuable upon the exercise of options exercisable within 60 days of September 4, 2012, and 95,523 shares of restricted stock that are subject to a risk of forfeiture.

(3)	Includes 171,912 shares issuable upon the exercise of options and warrants exercisable within 60 days of September 4, 2012, and 52,044 shares of restricted stock that are subject to a risk of forfeiture.

(4)	Includes 129,399 shares issuable upon the exercise of options and warrants exercisable within 60 days of September 4, 2012, and 69,179 shares of restricted stock that are subject to a risk of forfeiture.

(5)	Includes 91,863 shares of restricted stock that are subject to a risk of forfeiture.

(6)	Includes 76,182 shares issuable upon the exercise of options and warrants exercisable within 60 days of September 4, 2012. Does not include 46,273 vested restricted stock units that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Mr. Blackey’s Board membership.

(7)	Includes 56,307 shares issuable upon the exercise of warrants exercisable within 60 days of September 4, 2012. Does not include 44,536 vested restricted stock units that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Mr. Brown’s Board membership.

(8)	Includes 259,450 shares issuable upon the exercise of warrants exercisable within 60 days of September 4, 2012 held by Easton Hunt Capital Partners, L.P., and 421,023 shares and 151,617 shares issuable upon the exercise of warrants exercisable within 60 days of September 4, 2012 held by Easton Capital Partners, LP. Investment decisions of Easton Hunt Capital Partners, L.P. are made by EHC GP, LP through its General Partner, EHC, Inc. Mr. Friedman is the President and Chief Executive Officer of EHC, Inc. Investment decisions of Easton Capital Partners, LP are made by its General Partner, ECP GP, LLC, through its manager ECP GP, Inc. Mr. Friedman is the President and Chief Executive Officer of EHC, Inc. and ECP GP, Inc. Mr. Friedman shares voting and investment power of the shares owned by Easton Hunt Capital Partners, L.P. and Easton Capital Partners, L.P. Also includes 58,229 shares issuable upon the exercise of options exercisable within 60 days of September 4, 2012 issued to Mr. Friedman that are held for the benefit of entities affiliated with Easton Capital Investment Group. Mr. Friedman disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. Does not include 46,273 vested restricted stock units that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Mr. Friedman’s Board membership, issued to Mr. Friedman that are held for the benefit of entities affiliated with Easton Capital Investment Group.

(9)	Includes 361,235 shares held by HealthCare Ventures VI, L.P. and 74,670 shares held by HealthCare Ventures VIII, L.P. Mr. Lawlor is a general partner of HealthCare Partners VI, L.P., which is the general partner of HealthCare Ventures VI, L.P. Mr. Lawlor is a managing director of HealthCare Partners VIII, LLC, which is the general partner of HealthCare Partners VIII, L.P., which is the general partner of HealthCare Ventures VIII, L.P. Mr. Lawlor disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Does not include 44,536 vested restricted stock units that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Mr. Lawlor’s Board membership.

(10)	Includes 48,524 shares issuable upon the exercise of options exercisable within 60 days of September 4, 2012. Also includes 258,655 shares and 680,602 shares issuable upon the exercise of warrants exercisable within 60 days of September 4, 2012, held by GDN Holdings, LLC, of which Dr. Nelson is the sole owner. Does not include 46,273 vested restricted stock units that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of the termination of Dr. Nelson’s Board membership. Dr. Nelson has pledged 382,775 shares as collateral for a revolving line of credit under a security agreement dated July 15, 2011 between Wells Fargo Bank, N.A. and Dr. Nelson, as trustee of the Revocable Trust of Glen D. Nelson.

(11)	Includes 1,962 shares held by the Trigg Family Trust, for whom the reporting person serves as a trustee, 6,470 shares issuable upon the exercise of options exercisable within 60 days of September 4, 2012, 745 shares issuable upon the exercise of warrants exercisable within 60 days of September 4, 2012 held by the Trigg Family Trust, and 1,334 shares of restricted stock that are subject to a risk of forfeiture. Does not include 13,899 vested restricted stock units that represent the right to receive a payment in cash or shares from the Company equal in value to the market price of one share per unit of the Company’s common stock as of the date that is six months following the date of termination of Ms. Trigg’s Board membership.

(12)	Includes 2,577,879 shares issuable upon the exercise of options and warrants exercisable within 60 days of September 4, 2012, and 504,706 shares of restricted stock that are subject to a risk of forfeiture.

(13)	Information on beneficial ownership is based upon information provided to us by the reporting person. The address for First Manhattan Co. is 437 Madison Avenue, New York, NY 10022.

(14)	Information on beneficial ownership is based upon a Form 4 filed by the reporting person on July 19, 2012. Discovery Group I, LLC (“Discovery Group”), is the sole general partner of Discovery Equity Partners, L.P. (the “Partnership”), which Partnership beneficially owns 1,770,416 shares of common stock. Discovery Group has sole discretionary investment authority with respect to the Partnership’s investment in the Common Stock. Messrs. Daniel J. Donoghue and Michael R. Murphy are the sole managing members of Discovery Group. As a consequence, Discovery Group and Messrs. Donoghue and Murphy may be deemed to share beneficial ownership of all of the shares of Common Stock owned by the Partnership, while the Partnership shares beneficial ownership with Discovery Group and Messrs. Donoghue and Murphy of only the shares of Common Stock owned by it. In addition, Discovery Group is the investment manager of Pleiades Investment Partners - D, L.P. (“Pleiades”), which beneficially owns 257,242 shares of common stock. Discovery Group disclaims beneficial ownership of the securities held by the Partnership and Pleiades except to the extent of its pecuniary interest therein. The address for Discovery Group is 191 North Wacker Drive, Suite 1685, Chicago, Illinois 60606.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based on a review of the copies of such reports furnished to the Company, the officers, directors and greater than ten percent stockholders complied with all Section 16(a) filing requirements during the fiscal year ended June 30, 2012 and thereafter prior to September 19, 2012, except for the following:

•	Mr. Friedman filed a late Form 4 to report the exercise on July 18, 2011 of indirect beneficially owned warrants and filed a late Form 4 to report a sale of common stock on February 14, 2012.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents the equity compensation plan information as of June 30, 2012:

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders(1)	2,325,908	$10.36	614,010
Equity compensation plans not approved by stockholders(2)	2,502,703	$8.98	—

TOTAL	4,828,631	$9.64	614,010

(1)	Includes 613,301 shares of common stock available for issuance under the Company’s 2007 Equity Incentive Plan, as amended (the “2007 Plan”), and 709 shares of common stock available for issuance under the Company’s Employee Stock Purchase Plan, as amended (the “ESPP”), at June 30, 2012.

The 2007 Plan includes a renewal provision that allows for the number of shares reserved for the plan to be increased on the first day of each fiscal year beginning July 1, 2008, and ending July 1, 2017, by the lesser of (i) 970,500 shares, (ii) 5% of the outstanding common shares on such date, or (iii) a lesser amount determined by the Board. Effective on July 1, 2012 the number of shares available for grant was increased by 450,000 under the 2007 Plan’s renewal provision, which was 2.2% of the outstanding common shares on such date.

The ESPP allows for an annual increase in reserved shares on July 1 equal to the lesser of (i) 1% of the outstanding common shares outstanding, or (ii) 180,000 shares, provided that the Board may designate a smaller amount of shares to be reserved. Effective on July 1, 2012, 180,000 shares were added to ESPP.

(2)	Represents outstanding warrants to selling agents and investors issued in connection with financing transactions, warrants issued to former preferred stockholders in connection with the merger, and non-qualified stock options granted to employees, directors and consultants outside of the 2007 Plan and our other equity incentive plans. For information regarding these warrants and options, refer to our consolidated financial statements for the fiscal years ended June 30, 2012 and 2011.

FORM 10-K INFORMATION

A COPY OF THE COMPANY’S FORM 10-K ANNUAL REPORT FOR THE FISCAL YEAR ENDED JUNE 30, 2012 (WITHOUT EXHIBITS), ACCOMPANIES THIS NOTICE OF MEETING AND PROXY STATEMENT. NO PART OF THE ANNUAL REPORT IS INCORPORATED HEREIN AND NO PART THEREOF IS TO BE CONSIDERED PROXY SOLICITING MATERIAL. THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY’S FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH EXHIBIT(S) SHOULD BE DIRECTED TO CSI’S SECRETARY AT 651 CAMPUS DRIVE, ST. PAUL, MINNESOTA 55112.

OTHER MATTERS

The Board of Directors and management know of no other matters that will be presented for consideration at the Annual Meeting. However, since it is possible that matters of which the Board and management are not now aware may come before the meeting or any adjournment of the meeting, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such properly executed proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed) in time for voting, the shares represented thereby will be voted as indicated thereon and in the proxy statement.

By Order of the Board of Directors

David L. Martin

President, Chief Executive Officer and Director

St. Paul, Minnesota

September 19, 2012

CARDIOVASCULAR SYSTEMS, INC. ATTN: JAMES FLAHERTY 651 CAMPUS DRIVE ST. PAUL, MN 55112

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M49769-Z58827	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARDIOVASCULAR SYSTEMS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees:
01) Edward Brown
02) Augustine Lawlor
03) Scott Bartos

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending June 30, 2013.					☐	☐	☐
3.	Proposal to cast a non-binding advisory vote on the compensation of our named executive officers.					☐	☐	☐

NOTE: Proposal 1 is to elect Class I directors to hold office until the 2015 Annual Meeting of Stockholders. In their discretion, the proxies named on the front of this card are authorized to vote upon such other matters as may properly come before the Annual Meeting of Stockholders and at any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The Stockholder Letter, Annual Report on Form 10-K and Notice and Proxy Statement are available online at:

http://www.csi360proxy.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Stockholder Letter, Annual Report on Form 10-K and Notice and Proxy Statement are available at

www.proxyvote.com.

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M49770-Z58827

CARDIOVASCULAR SYSTEMS, INC.

Annual Meeting of Stockholders

October 31, 2012 10:00 AM CT

This proxy is solicited by the Board of Directors

The undersigned hereby appoints David L. Martin and Laurence L. Betterley, and each of them individually, as attorneys and proxies, of the undersigned, with the power to act without the other and with full power of substitution, and hereby authorizes them to represent and to vote all of the shares of stock of Cardiovascular Systems, Inc., a Delaware corporation, standing in the name of the undersigned with all the power which the undersigned would have if present at the Annual Meeting of Stockholders to be held on October 31, 2012, at 10:00 a.m. (Central Time), and any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could so act if personally present thereat, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no selection is made, this Proxy will be voted “FOR” Proposal Nos. 1, 2 and 3.

Continued and to be signed on reverse side